UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 23, 2016

OTTER TAIL CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	0-53713	27-0383995
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

215 South Cascade Street, P.O. Box 496, Fergus Falls, MN	56538-0496
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (866) 410-8780

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 23, 2016, Otter Tail Corporation (the “Company”) entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with the Purchasers named therein, pursuant to which the Company has agreed to issue to the Purchasers, in a private placement transaction, $80 million aggregate principal amount of the Company’s 3.55% Guaranteed Senior Notes due December 15, 2026 (the “Notes”). The Company’s obligations under the Note Purchase Agreement and the Notes will be guaranteed by the Company’s Material Subsidiaries (as defined in the Note Purchase Agreement, but specifically excluding Otter Tail Power Company). The Notes are expected to be issued on December 13, 2016, subject to the satisfaction of certain customary conditions to closing.

The Note Purchase Agreement states that the Company may prepay all or any part of the Notes (in an amount not less than 10% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment) at 100% of the principal amount prepaid, together with unpaid accrued interest and a make-whole amount; provided that if no default or event of default exists under the Note Purchase Agreement, any optional prepayment made by the Company of all of the Notes on or after September 15, 2026 will be made without any make-whole amount. The Note Purchase Agreement also requires the Company to offer to prepay all of the outstanding Notes at 100% of the principal amount together with unpaid accrued interest in the event of a Change of Control (as defined in the Note Purchase Agreement) of the Company. In addition, if the Company and its Material Subsidiaries sell a “substantial part” of their assets and use the proceeds to prepay or retire senior Interest-bearing Debt (as defined in the Note Purchase Agreement) of the Company and/or a Material Subsidiary in accordance with the terms of the Note Purchase Agreement, the Company is required to offer to prepay a Ratable Portion (as defined in the Note Purchase Agreement) of the Notes held by each holder of the Notes.

The Note Purchase Agreement contains a number of restrictions on the business of the Company and the Material Subsidiaries that will be effective upon execution of the Note Purchase Agreement. These include restrictions on the Company’s and the Material Subsidiaries’ abilities to merge, sell assets, create or incur liens on assets, guarantee the obligations of any other party, engage in transactions with related parties, redeem or pay dividends on the Company’s and the Material Subsidiaries’ shares of capital stock, and make investments. The Note Purchase Agreement also contains other negative covenants and events of default, as well as certain financial covenants. Specifically, the Company may not permit the ratio of its Interest-bearing Debt (as defined in the Note Purchase Agreement) to Total Capitalization (as defined in the Note Purchase Agreement) greater than 0.60 to 1.00, determined as of the end of each fiscal quarter, and may not permit the Interest and Dividend Coverage Ratio (as defined in the Note Purchase Agreement) to be less than 1.50 to 1.00 for any period of four consecutive fiscal quarters. The Company is also restricted from allowing its Priority Debt (as defined in the Note Purchase Agreement) to exceed 10% of Total Capitalization, determined as of the end of each fiscal quarter. The Note Purchase Agreement does not include provisions for the termination of the agreement or the acceleration of repayment of amounts outstanding due to changes in the Company’s or the Material Subsidiaries’ credit ratings.

The Company intends to use the proceeds of the Notes to repay existing debt, including the remaining $52,330,000 of its 9.000% Senior Notes due December 15, 2016 (the “2016 Notes”), and for general corporate purposes.

The summary in this Item 1.01 of the material terms of the Note Purchase Agreement is qualified in its entirety by reference to the full text of the Note Purchase Agreement, a copy of which is filed as Exhibit 4.1 hereto and incorporated herein by reference.

Bank of America Merrill Lynch Incorporated (“BAML”) and US Bancorp. Investments, Inc. (“USB” and together with BAML, the “Agents”) acted as placement agents in connection with the Notes. The Agents and certain of their affiliates have had, and may in the future have, investment banking and other commercial dealings with the Company and its other affiliates, for which the Agents or their affiliates have received and may in the future receive customary compensation. Such dealings have included the following: (i) Bank of America, N.A. (“BoA”), an affiliate of BAML, and U.S. Bank National Association (“U.S. Bank”), an affiliate of USB, are parties to the Company’s Third Amended and Restated Credit Agreement, as amended as of October 29, 2015, pursuant to which Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), an affiliate of BAML, acted as a joint lead arranger and joint book runner; (ii) BoA and U.S. Bank are parties to Otter Tail Power Corporation’s Second Amended and Restated Credit Agreement, as amended as of October 29, 2015, pursuant to which Merrill Lynch acted as a joint lead arranger; (iii) in connection with the offering and sale by the Company of the 2016 Notes in 2009, U.S. Bank acted as lead manager; and (iv) Merrill Lynch acted as placement agent in connection with the 2011 issuance by Otter Tail Power Corporation of its 4.63% Senior Unsecured Notes due December 1, 2021.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 above regarding the Company’s entry into the Note Purchase Agreement is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

4.1	Note Purchase Agreement dated as of September 23, 2016 between Otter Tail Corporation and the Purchasers named therein.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OTTER TAIL CORPORATION
Date: September 27, 2016

	By	/s/ Kevin G. Moug
Name: Kevin G. Moug
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description of Exhibit

4.1	Note Purchase Agreement dated as of September 23, 2016 between Otter Tail Corporation and the Purchasers named therein.